                       Securities and Exchange Commission
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934





Date of Report (Date of earliest event reported): October 15, 1998



                              Hercules Incorporated
             (Exact name of registrant as specified in its charter)



Delaware                              001-00496                   51-0023450
(State of other jurisdiction         (Commission                (IRS Employer
of incorporation)                    File Number)            Identification No.)


                                 Hercules Plaza
                            1313 North Market Street
                         Wilmington, Delaware 19894-0001
               (Address of principal executive offices) (Zip Code)

                                 (302) 594-5000
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 2.           Acquisition or Disposition of Assets.

                  On October 15, 1998, Hercules Incorporated, a Delaware corporation ("Hercules"), consummated the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 30, 1998, among Hercules, Water Acquisition Co., a Pennsylvania corporation and a wholly owned subsidiary of Hercules ("Merger Sub"), and BetzDearborn Inc., a Pennsylvania corporation ("BetzDearborn"), pursuant to which, among other things, Merger Sub was merged with and into BetzDearborn, with BetzDearborn continuing as the surviving corporation and a wholly owned subsidiary of Hercules (the "Merger").


                  Upon the consummation of the Merger, each outstanding Common Share, par value $.10 per share, of BetzDearborn ("Common Shares") was converted into the right to receive $72 in cash, without interest thereon (the "Merger Consideration"). Under BetzDearborn's Articles of Incorporation, shares of Series A ESOP Convertible Preferred Shares, par value $.10 per share, of BetzDearborn were automatically converted into Common Shares prior to the Merger, with each such Common Share converted into the right to receive the Merger Consideration. As a result of the Merger, the former shareholders of BetzDearborn are entitled to receive from Hercules cash payments totaling an aggregate of approximately $2.4 billion. Additionally, Hercules assumed or refinanced approximately $700 million in BetzDearborn debt. The Merger Consideration is to be paid with borrowings under a $3.65 billion credit facility which was syndicated by NationsBank, N.A., and which was consummated on October 15, 1998. Under such credit facility, Hercules, and certain of its subsidiaries designated as borrowers, can borrow up to $900 million under revolving credit loans and up to $2.75 billion as term loans, due at various times ending December 31, 2003. Hercules has the option to prepay the revolving credit loans or term loans in whole or in part pursuant to the provisions of the credit facility and is obligated to make mandatory prepayments (i) if the revolving credit loan obligations exceed the maximum aggregate principal amount,
(ii) upon certain asset dispositions, (iii) upon the receipt of proceeds from any permitted receivables financings, and (iv) upon certain equity issuances as long as any term loan is outstanding. For more information with respect to the credit facility, reference is made to the provisions of the Credit Agreement dated October 15, 1998, among Hercules, NationsBank, N.A., as Administrative Agent and the lenders party thereto attached hereto as an exhibit to this Current Report on Form 8-K and incorporated by reference herein.



                  In connection with the Merger, Hercules increased the size of its Board of Directors (the "Board of Directors") to fourteen members and elected four current directors of BetzDearborn, including William R. Cook, John
G. Drosdick, Alan R. Hirsig and John A. H. Shober, to fill the vacancies created. Additionally, Hercules created an "Office of the Chairman" with R. Keith Elliott serving as Chairman and Co-Chief Executive Officer, William R. Cook serving as Vice Chairman and Co-Chief Executive Officer and Vincent J. Corbo serving as President and Chief Operating Officer, of Hercules. Moreover, George MacKenzie will continue to serve as Senior Vice President and Chief Financial Officer of Hercules, Larry V. Rankin was appointed Senior Vice President (Company Non-Paper Operations) and Dominick Di Donna was appointed Senior Vice President (Paper Operations).

                  BetzDearborn is a leading global manufacturer and supplier of specialty chemicals used in industrial, commercial, and institutional accounts for the treatment of water, wastewater and process systems.


                  Copies of the following press releases issued by Hercules are attached hereto as exhibits to this Current Report on Form 8-K and are incorporated herein by reference: (i) a press release dated October 15, 1998 announcing the consummation of the Merger and (ii) a press release, dated October 19, 1998 announcing the appointment of certain BetzDearborn directors to the Board of Directors.



Item 5. Other Events.

                  In 1980, Hercules, along with UniRoyal Standard Chlorine, the Department of Defense (the "DoD") and others, was identified as a potentially responsible party by the United States Environmental Protection Agency for environmental cleanup at a site in Jacksonville, Arkansas. Litigation over liability at this site has been pending since that time on the District Court for the Eastern District of Arkansas (the "Court").

                  As a result of a pretrial court ruling in October 1993, Hercules was held jointly and severally liable for costs incurred, and for future remediation costs, at the Jacksonville site. Hercules has reported on the status of this litigation in certain of its prior Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, with the most recent update being in its Quarterly Report on Form 10-Q for the period ended June 30, 1998. Other defendants in this litigation have either settled with the government or, in the case of the DoD, have not been held liable. Hercules appealed the Court's order finding the DoD not liable. On January 31, 1995, the Eighth Circuit Court of Appeals upheld the Court's order. Hercules filed a petition to the U.S. Supreme Court requesting review and reversal of the Eighth Circuit's ruling. The petition was denied on June 26, 1995, and the case was remanded to the Court for further proceedings.


                  On May 21, 1997, the Court issued a ruling that Uniroyal was liable to Hercules for contribution and that Standard Chlorine was not liable to Hercules for contribution. A trial on allocation and damages among Hercules, Uniroyal and the United States was scheduled to begin in October 1998. Through the filing of separate summary judgment motions, Hercules and Uniroyal raised a number of defenses to the United States' costs.


                  On October 23, 1998, the Court denied the above-referenced motions and granted the United States' summary judgment motion, ordering Hercules and Uniroyal to pay the United States $102,878,641.35 plus any additional response costs incurred or to be incurred after July 31, 1997. Hercules expects that this amount will be reduced by approximately $7 million, the amounts received by the United States in previous settlements with other parties. The trial on allocation of damages between Hercules and Uniroyal is scheduled to begin on November 2, 1998. After a final judgment has been entered in such trial, Hercules expects to appeal, among other things, the Court's determination with respect to Hercules' liability, the order granting the United States' costs, the issues related to the divisibility of harm and the ruling with respect to Standard Chlorine's liability.


                  Hercules does not anticipate that its financial condition will be materially affected by the outcome of this litigation.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

                  (a)      Financial Statements


                         INDEX TO FINANCIAL STATEMENTS

                                       OF

                               BETZDEARBORN INC.


                                                                                         Page
                                                                                         ----
Report of Independent Auditors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2

Consolidated Statements of Operations for the years ended December 31, 1997,
     1996 and 1995. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-3

Consolidated Balance Sheets as of December 31, 1997 and 1996. . . . . . . . . . . . . . . F-4

Consolidated Statements of Cash Flows for the years ended December 31, 1997,
     1996 and 1995. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-6

Consolidated Statements of Common Shareholders' Equity for the years ended
     December 31, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . F-7

Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . F-9

Consolidated Statements of Operations for the six months ended June 30, 1998 and 1997 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-32

Consolidated Balance Sheets as of June 30, 1998 (unaudited) and December 31, 1997. . . . .F-33

Consolidated Statements of Cash Flows for the six months ended June 30, 1998 and 1997
     (unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-35

Notes to Consolidated Financial Statements (unaudited). . . . . . . . . . . . . . . . . . F-36

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS


To the Shareholders and Board of Directors
BetzDearborn Inc.


We have audited the accompanying consolidated balance sheets of BetzDearborn Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BetzDearborn Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, at October 1, 1997, the Company changed its method of accounting for certain business process reengineering costs.

                                           /S/ ERNST & YOUNG LLP


Philadelphia, Pennsylvania
February 2, 1998

CONSOLIDATED STATEMENTS OF OPERATIONS
BetzDearborn Inc.

--------------------------------------------------------------------------------------------------------

                                                                         Year Ended December 31
                                                                 ---------------------------------------
(in millions, except per share amounts)                            1997            1996           1995
--------------------------------------------------------------------------------------------------------
NET SALES                                                        $1,294.8        $1,037.0        $ 752.5

Operating Costs and Expenses:
      Cost of products sold                                         518.7           409.3          273.7
      Selling, research and administration                          570.6           472.0          353.2
      Integration/restructuring                                      15.6            30.0           15.6
                                                                 --------        --------        -------
                                                                  1,104.9           911.3          642.5
                                                                 --------        --------        -------
OPERATING EARNINGS                                                  189.9           125.7          110.0

Other Income (Expense):
      Interest                                                      (45.5)          (25.7)          (1.1)
      Investment and other income, net                               (1.5)           (0.3)           2.7
                                                                 --------        --------        -------
                                                                    (47.0)          (26.0)           1.6
                                                                 --------        --------        -------

EARNINGS BEFORE INCOME TAXES AND
      CUMULATIVE EFFECT OF ACCOUNTING CHANGE                        142.9            99.7          111.6

Income Taxes                                                         50.7            35.4           43.3
                                                                 --------        --------        -------

EARNINGS BEFORE CUMULATIVE EFFECT
      OF ACCOUNTING CHANGE                                           92.2            64.3           68.3

Cumulative effect of change in accounting for
      business process reengineering, net of
      $3.3 income taxes                                              (6.0)           --             --
                                                                 --------        --------        -------
NET EARNINGS                                                     $   86.2        $   64.3        $  68.3
                                                                 ========        ========        =======
Basic Earnings per Common Share:
      Before cumulative effect of accounting change              $   3.02        $   2.13        $  2.30
      Accounting change                                              (.21)           --              --
                                                                 --------        --------        -------
           Basic earnings per Common Share                       $   2.81        $   2.13        $  2.30
                                                                 ========        ========        =======

Diluted Earnings per Common Share:
      Before cumulative effect of accounting change              $   2.80        $   2.01        $  2.16
      Accounting change                                              (.19)           --             --
                                                                 --------        --------        -------
          Diluted earnings per Common Share                      $   2.61        $   2.01        $  2.16
                                                                 ========        ========        =======

Average Number of Common Shares:
(in thousands)
      Basic                                                        28,734          27,651         27,574
                                                                 ========        ========        =======
      Diluted                                                      31,992          30,736         30,592
                                                                 ========        ========        =======

1996 and 1995 earnings per share and average number of common shares have been restated to comply with Statement of Financial Accounting Standards No. 128, "Earnings per Share."

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
BetzDearborn Inc.

------------------------------------------------------------------------------------------------------
                                                                                   December 31
                                                                             ------------------------
(in millions, except share amounts)                                            1997            1996
------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
         Cash and cash equivalents                                          $   36.9         $   38.2
         Trade accounts receivable, less allowances:
                 1997 - $7.2; 1996 - $7.6                                      293.0            243.2

         Inventories:
                 Finished products and goods purchased for resale               49.2             54.5
                 Raw materials                                                  45.1             42.2
                                                                            --------         --------
                                                                                94.3             96.7

         Income taxes                                                           19.6             31.1
         Prepaid expenses and other                                             36.2             29.5
                                                                            --------         --------
TOTAL CURRENT ASSETS                                                           480.0            438.7


PROPERTY, PLANT AND EQUIPMENT --- at cost
         Land                                                                   33.6             38.9
         Buildings                                                             214.3            221.9
         Machinery and equipment                                               562.4            531.0
         Construction in progress
            (estimated cost to complete - $48.4)                                15.8             11.9
                                                                            --------         --------
                                                                               826.1            803.7

         Less allowance for depreciation                                      (424.3)          (374.7)
                                                                            --------         --------
                                                                               401.8            429.0

OTHER ASSETS
         Investments and other                                                  22.8             16.6
         Goodwill - net of accumulated amortization:
                 1997 - $17.8; 1996 - $7.1                                     447.7            449.9
         Other intangibles - net of accumulated amortization:
                 1997 - $8.8; 1996 - $4.3                                       81.3             84.1
                                                                            --------         --------
                                                                               551.8            550.6
                                                                            --------         --------
                                                                            $1,433.6         $1,418.3
                                                                            ========         ========

- ------------------------------------------------------------------------------------------------------------
                                                                                        December 31
                                                                                ----------------------------
                                                                                   1997               1996
- ------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
        Trade accounts payable                                                   $    77.7           $   68.9
        Payroll and related taxes                                                     47.7               47.8
        Notes payable                                                                 26.6                0.8
        Accrued restructuring costs                                                   15.9               30.9
        Other accrued liabilities                                                     43.7               67.5
        Income taxes                                                                   7.4                -
        Dividends payable                                                             11.2               10.6
        Current portion of long-term debt                                              1.3                1.0
                                                                                 ---------           --------
TOTAL CURRENT LIABILITIES                                                            231.5              227.5


LONG-TERM DEBT - less portion classified as current                                  678.2              744.5

OTHER LONG-TERM LIABILITIES
        Income taxes                                                                  14.3               12.4
        Employee benefit plans                                                        54.5               44.3
        Other                                                                          2.7                4.1
                                                                                 ---------           --------
                                                                                      71.5               60.8

SHAREHOLDERS' EQUITY
        Preferred shares, $.10 par value: authorized 1,000,000 shares;
               issued 1997 - 475,371 shares; 1996 - 481,780 shares                    95.0               96.4
        Guarantee of related ESOP debt                                               (88.6)             (90.0)
        Common shares, $.10 par value: authorized - 90,000,000 shares;
               issued 1997 - 33,631,330 shares; 1996 - 33,637,359 shares               3.4                3.4
        Capital in excess of par value of shares                                     131.6               93.8
        Retained earnings                                                            501.1              463.9
        Cost of common shares in treasury: 1997 - 4,181,807 shares;
               1996 - 5,509,124 shares                                              (155.0)            (188.0)
        Unearned compensation                                                         (3.9)              (4.2)
        Foreign currency translation adjustments                                     (31.2)              10.2
                                                                                 ---------           --------
TOTAL SHAREHOLDERS' EQUITY                                                           452.4              385.5
                                                                                 ---------           --------
                                                                                 $ 1,433.6           $1,418.3
                                                                                 =========           ========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
BetzDearborn Inc.

------------------------------------------------------------------------------------------------------------------
                                                                                      Year Ended December 31
                                                                                 -------------------------------
(in millions)                                                                       1997        1996        1995
-----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
       Net earnings                                                               $ 86.2       $ 64.3      $ 68.3
       Adjustments to reconcile net earnings to
           net cash provided by operating activities:
               Depreciation                                                         67.8         61.0        48.5
               Amortization                                                         15.7          7.8         0.7
               Compensation and employee benefit plans                              10.6         12.6        10.5
               Income taxes                                                          6.4          7.4        (0.2)
               Provision for restructuring                                            --          9.6        15.6
               Changes in operating assets and liabilities, net of business acquisitions:
                    Accounts receivable                                            (59.8)       (24.2)      (13.0)
                    Inventories                                                     (2.2)        (2.7)       (8.0)
                    Prepaid expenses and other                                      (7.1)        (1.0)      (10.0)
                    Accounts payable and accrued expenses                           (4.1)         7.5        (2.7)
                                                                                  ------       ------      ------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                          113.5        142.3       109.7

INVESTING ACTIVITIES
       Expenditures for property, plant and equipment                              (78.0)       (64.9)      (64.1)
       Proceeds from sales of long-term assets                                       9.6          3.5         2.0
       Purchases of businesses and long-term investments                              --         (6.6)      (34.6)
       Purchase of Dearborn, net of cash equivalents acquired                         --       (549.4)         --
       Other, net                                                                   (0.5)         1.0        (0.6)
                                                                                  ------       ------      ------
NET CASH USED IN INVESTING ACTIVITIES                                              (68.9)      (616.4)      (97.3)

FINANCING ACTIVITIES
       Repayments of long-term debt                                               (462.5)       (17.0)       (1.0)
       Borrowings classified as long-term debt                                     401.1        566.0          --
       Net short-term borrowings (repayments)                                       24.0        (17.7)       17.4
       Dividends paid                                                              (50.9)       (48.9)      (48.4)
       Proceeds from issuance of common shares, including treasury shares           42.3         14.8         1.0
       Purchase of treasury shares                                                    --           --       (12.6)
                                                                                  ------       ------      ------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                                (46.0)       497.2       (43.6)

       Effect of exchange rate changes on cash                                       0.1          1.2         1.2
                                                                                  ------       ------      ------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                    (1.3)        24.3       (30.0)
       Cash and Cash Equivalents at Beginning of Year                               38.2         13.9        43.9
                                                                                  ------       ------      ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                          $ 36.9       $ 38.2      $ 13.9
                                                                                  ======       ======      ======


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
BetzDearborn Inc.

----------------------------------------------------------------------------------------------------------------------------
                                                                                                     Capital in
                                                             Number of Shares                         Excess of
                                                         --------------------------        Common     Par Value    Retained
(dollars in millions, except per share amounts)           Common           Treasury        Stock      of Stock     Earnings
----------------------------------------------------------------------------------------------------------------------------

Balance at January 1, 1995                               33,649,527       5,784,899         $ 3.4      $ 81.8      $ 423.5
   Net earnings                                                                                                       68.3
   Dividends on preferred shares ($16.00 per share)                                                                   (7.8)
   Tax benefit on preferred shares dividend                                                                            2.9
   Dividends on common shares ($1.47 per share)                                                                      (40.7)
   Reacquired common shares                                                 300,000
   Impact of shares issued under employee stock plans,
      net of tax of $.3 million                              (5,546)        (94,074)                      0.8
   Currency translation adjustments                                                                                   (0.1)
                                                         ----------       ---------         -----     -------      -------
Balance at December 31, 1995                             33,643,981       5,990,825           3.4        82.6        446.1
   Net earnings                                                                                                       64.3
   Dividends on preferred shares ($16.00 per share)                                                                   (7.7)
   Tax benefit on preferred shares dividend                                                                            2.7
   Dividends on common shares ($1.49 per share)                                                                      (41.5)
   Impact of shares issued under employee stock plans,
      net of tax of $2.1 million                             (6,622)       (481,701)                     11.2
   Currency translation adjustments
                                                         ----------       ---------         -----     -------      -------
Balance at December 31, 1996                             33,637,359       5,509,124           3.4        93.8        463.9
   Net earnings                                                                                                       86.2
   Dividends on preferred shares ($16.00 per share)                                                                   (7.7)
   Tax benefit on preferred shares dividend                                                                            2.6
   Dividends on common shares ($1.51 per share)                                                                      (43.9)
   Impact of shares issued under employee stock plans,
      net of tax of $6.6 million                             (6,029)     (1,074,717)                     28.9
   Stock issued for acquisition                                            (252,600)                      8.9
   Currency translation adjustments
                                                         ----------       ---------         -----     -------      -------
Balance at December 31, 1997                             33,631,330       4,181,807         $ 3.4     $ 131.6      $ 501.1
                                                         ==========      ==========         =====     =======      =======

   See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
BetzDearborn Inc.

------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Foreign
                                                                                                 Unearned       Currency
                                                                                     Treasury     Compen-      Translation
(dollars in millions, except per share amounts)                                        Stock       sation      Adjustments
- ----------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1995                                                           $(187.5)      $ (5.5)        $ 2.7
   Net earnings
   Dividends on preferred shares ($16.00 per share)
   Tax benefit on preferred shares dividend
   Dividends on common shares ($1.47 per share)
   Reacquired common shares                                                            (12.6)
   Impact of shares issued under employee stock plans,
      net of tax of $.3 million                                                          1.9          2.2
   Currency translation adjustments                                                                                 3.5
                                                                                     -------       ------       -------

Balance at December 31, 1995                                                          (198.2)        (3.3)          6.2
   Net earnings
   Dividends on preferred shares ($16.00 per share)
   Tax benefit on preferred shares dividend
   Dividends on common shares ($1.49 per share)
   Impact of shares issued under employee stock plans,
      net of tax of $2.1 million                                                        10.2         (0.9)
   Currency translation adjustments                                                                                 4.0
                                                                                     -------       ------       -------

Balance at December 31, 1996                                                          (188.0)        (4.2)         10.2
   Net earnings
   Dividends on preferred shares ($16.00 per share)
   Tax benefit on preferred shares dividend
   Dividends on common shares ($1.51 per share)
   Impact of shares issued under employee stock plans,
      net of tax of $6.6 million                                                        25.9          0.3
   Stock issued for acquisition                                                          7.1
   Currency translation adjustments                                                                               (41.4)
                                                                                     -------       ------       -------

Balance at December 31, 1997                                                         $(155.0)      $ (3.9)      $ (31.2)
                                                                                     =======       ======       =======


   See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
BetzDearborn Inc.
--------------------------------------------------------------------------------

1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business - The Company is engaged in the engineered specialty chemical treatment of water and industrial process systems operating in a wide variety of industrial and commercial applications with particular emphasis on the chemical, petroleum refining, paper, food processing, automotive, steel and power industries. The Company develops, produces and markets a wide range of specialty chemical products for use in boilers, cooling systems, heat exchangers, paper and petroleum process streams and both influent and effluent systems. The Company monitors changing water, process and plant operating conditions so as to prescribe the appropriate treatment programs to solve problems such as corrosion, scale, deposit formation and a variety of process problems. Operations are conducted primarily in the United States, Canada and Europe, and also in Asia-Pacific and Latin America.

     Concentration of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable and interest rate swap agreements. Concentrations of credit risk with respect to accounts receivable are limited because of the large number of customers comprising the Company's customer base and their dispersion across many different industries and geographies. The Company generally does not require collateral or other security to support customer receivables. The counterparties to the interest rate swaps are major international financial institutions. The Company continually monitors the credit ratings of its counterparties, has established policies for counterparty credit rating requirements and has limited the amount of agreements with any one party. The Company believes these procedures minimize the risk of credit losses in the event of nonperformance by these counterparties.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Principles of Consolidation - The consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany items and transactions are eliminated from the consolidated statements. The Company follows the practice of using a November 30 fiscal year for all non-U.S. subsidiaries, excluding Canada, in order to expedite the year-end closing.

     Revenue Recognition - Primarily, the Company recognizes revenue upon shipment and passage of title without right of return. For consignment sales, revenue is recognized when material is used.

     Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying value of these investments approximates their fair value at December 31, 1997.

     Inventories - Inventories are stated at the lower of cost or market. Cost of approximately 41 percent of the inventory is determined by the last-in, first-out (LIFO) method, the balance by the first-in, first-out (FIFO) method. If the FIFO method of inventory accounting had been used for all inventory, amounts would have been approximately $10.6 million and $10.9 million higher than reported at December 31, 1997 and December 31, 1996, respectively.

     Property, Plant and Equipment - Property, plant and equipment is recorded at cost. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. The estimated useful lives of depreciable assets are as follows: buildings - 20 to 40 years; computer equipment and software - 3 to 8 years; other machinery and equipment - 5 to 15 years.

     Accounting Change - On November 20, 1997, the FASB Emerging Issues Task Force ("EITF") announced a consensus on Issue No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project That Combines Business Process Reengineering and Information Technology Transformation." This issue addressed how an entity should account for third-party or internally generated costs associated with projects that combine business process reengineering activities and information technology transformation and how the total costs of a business process reengineering consulting contract performed by a third party should be allocated to the project's various individual activities. The EITF reached a consensus that the cost of business process reengineering activities, whether done internally or by third parties, is to be expensed as incurred. Also, the EITF reached a consensus that any unamortized portion of those identifiable costs should be written off as a cumulative effect type adjustment in the quarter that contains November 20, 1997.

     The Company is engaged in a major project that combines business process reengineering activities and information technology transformation. The business process reengineering activities are being performed by both internal staff and by third parties. The amount of business process reengineering activities capitalized as of September 30, 1997 was $9.3 million, of which approximately $4.1 million was capitalized prior to 1997. Consequently, the Company recorded a write-off in the fourth quarter of 1997 for the cumulative effect of this change in accounting and will prospectively include the continuing costs of business process reengineering activities as operating expenses.

     Investments - Marketable equity securities are recorded at fair value. All other investments are generally carried at cost, which does not exceed estimated fair value.

     Goodwill and Other Intangible Assets - Goodwill amortization is computed by the straight-line method mainly over 40 years. Other intangible assets are amortized on a straight-line basis ranging between 3 and 40 years in accordance with the nature of the asset. Goodwill and other intangible assets relate primarily to the Dearborn acquisition (see Note 2). For all such assets, the Company evaluates carrying values for impairment by considering the operating performance and expected future undiscounted cash flows of the underlying businesses.

     Foreign Currency - The Company is exposed to the effect of foreign exchange rate fluctuations on the U.S. dollar value of the income of its non-U.S. subsidiaries (see Note 4). Occasionally, the Company enters into foreign currency forward contracts to minimize the effect of fluctuating foreign currencies on its cash flow and current unremitted income from certain non-U.S. subsidiaries. The forward contracts generally are marked to market and resulting adjustments are recorded directly in income. These adjustments had no material impact on the results of operations for 1997, 1996 and 1995. There were no open contracts at the end of 1997. Assets and liabilities of non-U.S. operations where the functional currency is the local currency are translated into U.S. dollars at the fiscal year-end exchange rates. The related translation adjustments are recorded as cumulative translation adjustments, a separate component of shareholders' equity. Revenues and expenses are translated using average exchange rates prevailing during the year. Foreign currency transaction gains and losses, as well as translation adjustments for assets and liabilities of non-U.S. operations where the functional currency is the U.S. dollar, are included in the results of operations. A foreign currency transaction loss of $5.6 million was incurred in 1997 and is included in other income, net in the Consolidated Statements of Operations; such adjustments were not material in 1996 and 1995.

     Research and Development - Research and development costs ($38.8 million in 1997, $35.7 million in 1996 and $32.2 million in 1995) are charged to expense as incurred.

     Earnings Per Share - In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per Common Share is computed by dividing net income available to common shareholders by the weighted average number of shares outstanding. In computing basic earnings per Common Share, preferred stock dividends, net of related income tax benefits, reduce income available to common shareholders. In computing diluted earnings per Common Share, conversion of the Series A ESOP Convertible Preferred Shares is assumed and the dilutive effect of stock options during the periods presented as well as the effect of contingently issuable shares also increase the weighted average number of shares (see Note 5). All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the Statement 128 requirement.

     Stock-Based Compensation - The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock-based compensation (see
Note 9).

         Impact of Pending Accounting Pronouncements - In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income," and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," both of which are required to be adopted for fiscal years beginning after December 15, 1997. Statement 130 will require the Company to report in its financial statements all non-owner related changes in equity for the periods being reported. Statement 131 will require the Company to disclose revenues, earnings, and other financial information pertaining to the business segments by which the Company is managed, as well as what factors management used to determine these segments. The Company is currently evaluating the requirements of Statements 130 and 131 to determine how to present the required information in its financial statements and related disclosures.

2:   ACQUISITIONS

     Dearborn - On June 28, 1996, pursuant to the Grace Dearborn Worldwide Purchase and Sale Agreement (the "Agreement"), the Company acquired the Dearborn business unit ("Dearborn") of W.R. Grace & Co. - Conn. ("Grace") for $632 million, subject to certain adjustments. Dearborn was a global supplier of industrial water and process treatment chemicals with 1995 annual net revenues of $399.1 million. This acquisition was financed by a $750 million Credit Agreement among the Company and a syndicate of banks (see Note 6).

     The Dearborn acquisition is accounted for using the purchase method of accounting and is included in the Consolidated Statements of Operations since the date of acquisition. The Company adopted a November 30 fiscal year-end for non-U.S. Dearborn units except Canada to align the fiscal year-end with the remainder of the Company's operations. Consequently, Dearborn units except Canada and the U.S. reported five months of results of operations in 1996. The Company subsequently integrated Betz and Dearborn, which makes it impractical to report the results of Dearborn separately from the remainder of the Company's results of operations.

     The Company finalized its Dearborn purchase price allocation during 1997 and increased goodwill by $20.4 million to $440.7 million. Goodwill is determined as follows (in millions):


   Cash paid to Grace                                                      $    640.9

   Adjustments:
            Restructuring provision (see Note 12)                                38.8
            Transition services cancellation fees                                10.0
            Professional fees and transaction costs                              13.4
            Tax effects, net                                                    (23.7)
                                                                           ----------
                                                                                679.4

   Less:    Fair value of net tangible assets acquired                          156.1
            Fair value of identifiable intangible assets acquired                82.6
                                                                           ----------
   Dearborn goodwill as of the acquisition date                            $    440.7
                                                                           ==========


     The $38.8 million restructuring provision (see Note 12) is primarily for closure of Dearborn facilities and severance costs for Dearborn employees. During the second quarter of 1997, the Company announced the planned closure of the Lake Zurich, Illinois plant. The increase in restructuring liabilities and fixed asset writedowns, as a result of this announcement, are the principal reasons for the 1997 increase in goodwill. The Company incurred costs of approximately $10.0 million in accordance with the Agreement relating to the cancellation of transition services previously provided to the Company, principally in its Latin American and European regions. Professional fees and transaction costs amounting to $13.4 million are primarily for acquisition consulting, legal and accounting fees. The tax effects, which reduce the adjusted purchase price, are comprised of the estimated tax effects resulting from the purchase price adjustments and for the net deferred tax effects of differences in the allocation of purchase price for financial reporting and tax purposes.

     In accordance with the purchase method of accounting, the adjusted purchase price was allocated to the estimated fair value of net assets acquired, with the excess recorded as goodwill, which is amortized on a straight-line basis over 40 years. The $82.6 million allocated to identifiable intangibles is the independently appraised value of the trademarks, trade names and patents of Dearborn. Patents are amortized on a straight-line basis over 13 to 15 years and unlimited-life trademarks and trade names are amortized over 40 years. Total Dearborn intangible amortization expense of $14.6 million and $6.7 million is included in the 1997 and 1996 results of operations, respectively.

     Had the Acquisition occurred as of January 1, 1995, unaudited pro forma results would have been (in millions, except per share amounts):

                                                        Year Ended December 31,
                                                       -------------------------
                                                         1996             1995
                                                       --------         --------
      Net Sales                                        $1,261.6         $1,151.6
      Net Earnings                                         50.0             25.5
      Net Earnings per Common Share:
               Basic                                       1.61              .75
               Diluted                                     1.54               --

     The pro forma results reflect adjustments primarily for the increased amortization and interest expense attributable to the Dearborn acquisition and the related tax effects. Potential cost savings, however, from combining Dearborn with the Company's operations are not reflected. Therefore, the pro forma results are not indicative of the results that would have occurred had the acquisition actually been consummated on January 1, 1995, and are not intended to be a projection of future results or trends. The historical financial results of operations of Dearborn reflect the "carve out" of Dearborn from Grace. Certain selling, research and administrative expenses of Grace have been allocated to Dearborn on various bases which, in the opinion of Grace's management, are reasonable. However, such expenses are not necessarily indicative of, and it is not practicable for management to estimate, the nature and level of expenses which might have been incurred if Dearborn had been operating as a separate independent company.

     Argo Scientific - In November 1997, the Company acquired all the outstanding common stock of D.W. Walker & Associates, Inc., d.b.a. Argo Scientific, in exchange for 252,600 of the Company's Common Shares. Argo Scientific is a leading supplier of highly specialized chemical treatments, services and technology for membrane separation systems, which are used in the production of "pure" water from fresh water and sea water.

     The Argo Scientific acquisition is accounted for using the purchase method of accounting. The goodwill recorded as a result of this acquisition amounted to $15.7 million, which is amortized on a straight-line basis over 40 years. The Argo Scientific results of operations are included with the Company's effective November 1997. This acquisition did not have a material impact on the Company's 1997 results of operations nor its capital resources and liquidity. The pro forma consolidated results of operations, as if the acquisition had taken place at the beginning of fiscal 1996, would not have been materially different from the reported amounts for fiscal 1996 and 1997.

     Misan Group and Taiwan Peitz - On May 1, 1995, the Company acquired Taiwan Peitz Company, Ltd., a water, paper process and refinery process treatment business, which had been a licensee of the Company's products since 1974. On November 7, 1995, the Company acquired the Misan Group, an industrial water, paper process and fuel oil treatment company with headquarters in Naples, Italy and subsidiaries in Spain and Portugal.

     The Taiwan Peitz and Misan acquisitions have also been accounted for using the purchase method of accounting. The combined purchase price for these acquisitions was $43.4 million consisting of $32.5 million in cash paid in 1995, $7.3 million paid in 1996 and $3.6 million paid in 1997. The goodwill resulting from both acquisitions totaled approximately $25 million, which is amortized on a straight-line basis over 40 years.

     The operating results of these acquired businesses have been included in the Consolidated Statements of Operations since the dates of acquisition. The pro forma consolidated results of operations, as if the acquisitions had taken place at the beginning of fiscal 1995, would not have been materially different from the reported amounts.

3:   INCOME TAXES

     The components of earnings before income taxes and cumulative effect of accounting change are (in millions):

                       1997              1996              1995
                       ----              ----              ----
U.S.                 $106.2             $85.1            $ 75.6
Non-U.S                36.7              14.6              36.0
                     ------              ----            ------
                     $142.9             $99.7            $111.6
                     ======             =====            ======

     The provision for income taxes consists of the following (in millions):

                           1997            1996           1995
                           ----            ----           ----
Current:
      Federal             $34.6           $22.4          $31.8
      State                 2.9             4.3            4.4
      Foreign              14.5             5.1           10.4
                          -----           -----          -----
Total Current              52.0            31.8           46.6

Deferred:
      Federal               0.5             2.9           (4.7)
      State                 0.1             0.5           (1.0)
      Foreign              (1.9)            0.2            2.4
                          -----           -----          -----
Total Deferred             (1.3)            3.6           (3.3)
                          -----           -----          -----
Total Taxes               $50.7           $35.4          $43.3
                          =====           =====          =====

     A reconciliation of the effective income tax rate with the statutory federal income tax rate is as follows:

                                      1997              1996             1995
                                      ----              ----             ----
Federal tax rate                      35.0%             35.0%            35.0%
State and local taxes, net of
  federal income taxes                 1.4               3.1              2.0
Foreign tax credits                   (4.0)             (4.8)              --
Other items                            3.1               2.2              1.8
                                      ----              ----             ----
Effective income tax rate             35.5%             35.5%            38.8%
                                      ====              ====             ====

     Deferred income taxes reflect the estimated future tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows (in millions):

                                                          1997            1996
                                                          ----            ----
Deferred Tax Assets:
     Stock and benefit plans                            $ 20.0          $ 15.3
     Operating loss carryforwards                          9.1             4.2
     Accrued liabilities not deducted until paid          17.1            19.3
                                                        ------          ------
          Total Deferred Tax Assets                       46.2            38.8
Deferred Tax Liabilities:
     Tax over book depreciation, net                     (24.7)          (21.7)
     Other                                               (11.6)           (6.8)
                                                        ------          ------
         Total Deferred Tax Liabilities                  (36.3)          (28.5)
                                                        ------          ------
         Net Deferred Tax Assets                        $  9.9          $ 10.3
                                                        ======          ======

     In 1997, income taxes classified as current and non-current liabilities include deferred tax liabilities of $0.6 million and $14.3 million, respectively. In addition, income taxes classified as current assets include deferred tax assets of $19.6 million and income taxes classified as non-current assets, which are included within investments and other on the Consolidated Balance Sheets, include deferred tax assets of $5.1 million. In 1996, income taxes classified as current assets include deferred tax assets of $22.7 million, with the remaining deferred tax balance of $12.4 million classified as non-current liabilities. Included in deferred tax assets are foreign operating loss carryforwards, which mainly have an unlimited life.

     The Company made income tax payments of $36.2 million, $45.8 million and $46.0 million during the years 1997, 1996 and 1995, respectively.

     The Company has not provided United States income taxes on $52.7 million of unremitted earnings of foreign subsidiaries because management views such earnings as being indefinitely invested.

4:   GEOGRAPHIC INFORMATION

     The Company operates principally in one industry segment which includes the development, manufacture and sale of specialty chemical products.

     The Company's areas of operation outside of the United States and Europe principally include Canada, Latin America and Asia-Pacific. No single non-U.S. country in which the Company produces or markets its products comprises more than 10 percent of the Company's net sales, operating earnings or identifiable assets. No single customer accounts for more than 10 percent of the Company's revenues.

     Information about the Company's operations in different geographic locations is (in millions):

                             United                      Other
1997                         States        Europe       Foreign   Consolidated
- ------------------------------------------------------------------------------
  Net sales               $   711.2     $   319.6     $   264.0     $  1,294.8
  Operating earnings          120.3          39.4          30.2          189.9
  Identifiable assets         706.9         417.9         308.8        1,433.6
- ------------------------------------------------------------------------------

1996
- ------------------------------------------------------------------------------
  Net sales               $   641.1     $   218.9     $   177.0     $  1,037.0
  Operating earnings           90.4          12.2          23.1          125.7
  Identifiable assets         702.0         412.8         303.5        1,418.3
- ------------------------------------------------------------------------------

1995
- ------------------------------------------------------------------------------
  Net sales               $   555.9     $   111.6     $    85.0     $    752.5
  Operating earnings           78.6          15.2          16.2          110.0
  Identifiable assets         395.7         142.7          92.1          630.5
- ------------------------------------------------------------------------------


     At December 31, 1997, the local currency is the functional currency of non-U.S. operations representing 45% of consolidated identifiable assets. For operations in highly inflationary economies, the U.S. dollar is the functional currency. Identifiable assets of such operations were 6% of consolidated identifiable assets at December 31, 1997.

     United States identifiable assets include $0.3 million, $2.6 million and $0.8 million of cash and cash equivalents and other investments at December 31, 1997, 1996 and 1995, respectively, that are available for general corporate purposes.

     Direct export sales of $14.2 million, $11.2 million and $10.8 million for the years 1997, 1996 and 1995, respectively, are included in United States net sales.

5:   EARNINGS  PER  SHARE

     In compliance with Financial Accounting Standards Board Statement No. 128, "Earnings per Share," issued in February 1997, the Company has changed its method of computing earnings per share effective with the fourth quarter 1997. All prior periods presented have been restated to conform to the new requirements which exclude contingently issuable shares and the dilutive effect of stock options from the number of weighted average shares used in the computation of basic earnings per share. The effect of Statement 128 on diluted earnings per share is immaterial compared to previously disclosed fully diluted earnings per share. Basic and diluted earnings per share are calculated as follows (in millions, except per share amounts):


                                                               1997          1996          1995
                                                           --------      --------      --------
Basic Earnings per Share:

Net earnings before cumulative effect
     of accounting change                                  $   92.2      $   64.3      $   68.3
Effect of preferred stock dividends, net of taxes              (5.6)         (5.3)         (4.9)
                                                           --------      --------      --------
                                                               86.6          59.0          63.4
Cumulative effect of accounting change, net of taxes           (6.0)         --            --
                                                           --------      --------      --------
Net earnings available to common shareholders              $   80.6      $   59.0      $   63.4
                                                           ========      ========      ========

Average Common Shares outstanding - basic                      28.7          27.7          27.6
                                                           ========      ========      ========

Basic Earnings per Common Share:
     Before cumulative effect of accounting change         $   3.02      $   2.13      $   2.30
     Cumulative effect of accounting change                   (0.21)         --            --
                                                           --------      --------      --------
     Basic earnings per Common Share                       $   2.81      $   2.13      $   2.30
                                                           ========      ========      ========

Diluted Earnings per Share:

Net earnings before cumulative effect
     of accounting change                                  $   92.2      $   64.3      $   68.3
Effect of ESOP charge to operations assuming
     conversion of Series A ESOP Convertible
     Preferred Shares, net of taxes                            (2.7)         (2.6)         (2.1)
                                                           --------      --------      --------
                                                               89.5          61.7          66.2
Cumulative effect of accounting change, net of taxes           (6.0)         --            --
                                                           --------      --------      --------
Net earnings available to common shareholders              $   83.5      $   61.7      $   66.2
                                                           ========      ========      ========


Average Common Shares outstanding - basic                      28.7          27.7          27.6
Effect of dilutive securities:
     Contingently issuable shares                               0.2           0.1           0.1
     Employee stock options                                     0.4           0.2           0.1
     Assumed conversion of Series A ESOP
         Convertible Preferred Shares                           2.7           2.7           2.8
                                                           --------      --------      --------
Average Common Shares outstanding - diluted                    32.0          30.7          30.6
                                                           ========      ========      ========

Diluted Earnings per Common Share:
     Before cumulative effect of accounting change         $   2.80      $   2.01      $   2.16
     Cumulative effect of accounting change                   (0.19)           --            --
                                                           --------      --------      --------
     Diluted earnings per Common Share                     $   2.61      $   2.01      $   2.16
                                                           ========      ========      ========

      Note 9 contains further disclosures regarding the Company's outstanding stock options and contingently issuable shares (Incentive Plan). Note 8 describes the conversion provision of the Company's preferred stock in the ESOP.

6:    LONG-TERM DEBT

      Long-term debt at December 31 consisted of (in millions):

                                                 1997                            1996
                                         ---------------------          ---------------------
                                         Rate(1)        Amount          Rate(1)        Amount
                                         ------         ------          ------         ------
Revolving credit agreement                5.83%       $  581.9           5.98%       $  548.0
Promissory note to Grace                    --              --           5.87           100.0
ESOP debt                                 8.56            94.5           8.56            95.5
Other indebtedness                        6.30             3.1           6.36             2.0
                                                      --------                       --------
Total debt                                               679.5                          745.5
Less current maturities                                    1.3                            1.0
                                                      --------                       --------
Long-term debt                                        $  678.2                       $  744.5
                                                      ========                       ========


(1) Weighted average interest rate for the year ended December 31.


      On October 20, 1997, the Company entered into a Credit Agreement with a syndicate of banks which provides for a five-year unsecured revolving credit agreement in an amount of $750 million. The commitments made under the Credit Agreement expire in October 2002. The Credit Agreement requires the Company, among other things, to meet certain net worth and indebtedness tests. Approximately $168.1 million of the Credit Agreement was unused at December 31, 1997.

      Borrowings under the Credit Agreement bear interest at various rates based on the types of borrowings used by the Company. Each type of borrowing bears interest at a variable rate based on an index plus a margin. The borrowings outstanding at year end for U.S. dollar loans bear interest at LIBOR plus a margin and for Canadian dollar loans at market rates for Canadian bankers' acceptances plus a margin. Margin pricing is dependent on the Company's selected pricing option of either a specific financial ratio test or the Company's public debt rating. The Company pays a facility fee based upon the selected pricing option. At December 31, 1997, the Company is paying a facility fee of .08% of the total commitment of funds provided by the banks. Commitment fees to maintain the Credit Agreement totaled $1.3 million and $0.7 million during fiscal years 1997 and 1996, respectively, and are included in interest expense.

      In 1989, the Company guaranteed a loan of $100 million to the ESOP Trust, the proceeds of which were used by the trust for the purchase of the Company's preferred stock (see Note 8). The loan and guarantee, which mature on June 19, 2009, are recorded in the Company's Consolidated Balance Sheets as long-term debt and a reduction of shareholders' equity. With respect to the ESOP loan, the Company is obligated, among other things, to maintain certain financial ratios and meet certain net worth and indebtedness tests.

      Scheduled maturities of long-term debt are as follows (in millions): 1998
- $1.3; 1999 - $3.2; 2000 - $1.7; 2001 - $2.8; 2002 - $586.0; and 2003 through
2009 - $84.5.

      Interest Rate Swaps - During the second quarter of 1996, the Company entered into interest rate swap agreements, with maturities ranging from 1.5 to
5.5 years, to effectively convert $400 million of the Company's variable-rate long-term debt to fixed interest rate obligations, thereby reducing the Company's exposure to rising interest rates. Over the term of each swap agreement, the Company exchanges interest payments with the swap counterparty without exchanging the notional amount upon which the payments are based. The differential to be paid or received is accrued and recognized as an adjustment to interest expense. The related amount payable to such counterparties is included in accrued liabilities.

      The Company has designated the series of swaps as hedges against future interest rate exposure on its variable-rate debt outstanding. The series of swaps will hedge no more than the aggregate amount of variable-rate debt outstanding. The Company may also designate individual swaps included in this series as both a hedge against interest rate exposure and a hedge of the fair value of future fixed-rate term debt replacing outstanding variable-rate debt. In the event future fixed-rate term debt is issued, the Company intends to terminate the designated swaps and amortize the gain or loss on such termination over the remainder of the hedged period. In the event fixed-rate debt is not issued for the entire remaining hedged period, a portion of the termination gain or loss will be included in net earnings.

      Fair Value of Debt and Interest Rate Swaps - The fair value of the Company's short-term notes payable, long-term debt and interest rate swaps, all of which are held for purposes other than trading, at December 31 is summarized below (in millions):

                                             1997                                   1996
                                  --------------------------             -------------------------
                                  Carrying              Fair             Carrying             Fair
                                    Amount             Value               Amount            Value
                                  --------           -------             --------          -------
Notes payable                      $  26.6           $  26.6             $    0.8          $   0.8
Long-term debt                       679.5             692.7                745.5            753.3
Interest rate swap payable             0.5               7.2                  0.7              5.6

      The estimated fair values of these financial instruments are generally based on quoted market prices or on current rates available to the Company for financial instruments of similar remaining maturities and do not include potential tax effects or possible expenses incurred in settling the transactions to terminate the related agreements.

      Notes payable are borrowings under uncommitted lines of credit with an average interest rate of 5.76% at December 31, 1997.

      Interest Expense - Net ESOP expense (see Note 8) is characterized as interest expense in the accompanying financial statements. The effect of the interest rate swap agreements referred to above was to increase interest expense by $3.3 million and $2.0 million in 1997 and 1996, respectively. Cash payments for interest amounted to $50.4 million, $17.8 million and $1.6 million for the years 1997, 1996 and 1995, respectively. Interest expense is capitalized on major construction projects. Interest expense components for the years ending December 31 are as follows (in millions):

                                 1997                1996                 1995
                                 ----                ----                 ----
Gross interest expense           $45.9               $26.1                $ 1.6
Capitalized interest              (0.4)               (0.4)                (0.5)
                                 -----               -----                -----
Interest expense                 $45.5               $25.7                $ 1.1
                                 =====               =====                =====

7:    LONG-TERM LEASES

      Total rental expense for all leases amounted to $23.2 million, $18.8 million and $14.9 million in 1997, 1996 and 1995, respectively. The future rental commitments, primarily for automobiles, as of December 31, 1997 for all noncancelable long-term leases are (in millions): 1998 - $12.1; 1999 - $7.0; 2000 - $3.7; 2001 - $1.4; 2002 - $1.1; and $0.2 thereafter.

8:    EMPLOYEE STOCK OWNERSHIP (ESOP) AND 401(k) PLAN

      In 1989, the Company established an ESOP and a related trust as a long-term benefit for substantially all of its U.S. employees. This plan supplements the Company's employee retirement plan. Under this plan, the Company sold 500,000 shares of a new Series A ESOP Convertible Preferred Stock to the trust for $100 million. This series of preferred stock has one vote per share with cumulative dividends at a rate of 8% and is stated at the aggregate liquidation preference on the Consolidated Balance Sheets. The Company arranged for and guaranteed a loan of $100 million (see Note 6) to the trust for the purchase of the preferred stock. Proceeds of the loan were primarily used for the purchase of common treasury stock to be used for future conversion and redemption of the preferred stock, which is presently convertible into 2,648,671 shares of common stock. The loan and guarantee are recorded in the Company's Consolidated Balance Sheets as long-term debt and a reduction in shareholders' equity.

      Effective January 1, 1990, the Company's 401(k) program was integrated into the Employee Stock Ownership Plan. Employees may invest 2 to 15 percent of eligible compensation. Company matches, equal to 25 percent of the first 4 percent of employees' investments, fully vest to employees upon the completion of 5 years of service. The Company's matching contributions, which are included in ESOP expense, are made in the form of the ESOP Convertible Preferred Stock. The value of such matching contributions amounted to $1.7 million in 1997, $1.5 million in 1996 and $1.4 million in 1995.

      After satisfying the 401(k) matching contributions, the remaining shares of ESOP stock are allocated to each participant based on the ratio of the participant's compensation to total compensation of all participants. During 1997, 6,409 shares of the Preferred Stock were converted to Common Shares by plan participants and permanently retired. The number of shares allocated and unallocated at December 31 are as follows:

                                             1997                 1996
                                            -------              -------
Allocated                                   134,355              121,911
Unallocated                                 341,016              359,869
                                            -------              -------

Total shares held by ESOP                   475,371              481,780
                                            =======              =======

      The Company is required to make quarterly contributions to the Plan which enable the trust to service its indebtedness. Net ESOP cost for the Company is comprised of the following elements (in millions):

                                               1997           1996         1995
                                               ----           ----         ----
ESOP expense                                  $ 9.5           $ 9.3       $ 9.2
Preferred dividends
     (charged to retained earnings)            (7.7)           (7.7)       (7.8)
                                              -----           -----       -----
ESOP expense charged to earnings              $ 1.8           $ 1.6       $ 1.4
                                              =====           =====       =====

ESOP contributions                            $ 9.1           $ 9.0       $ 8.8
                                              =====           =====       =====

      The ESOP expense is calculated using the 80-percent-of-shares-allocated method. To the extent that this expense exceeds the ESOP's annual debt service requirements, an adjustment is made to the shareholders' equity reduction to reflect the cumulative effect of the excess charges.

9:    STOCK-BASED COMPENSATION AND SHAREHOLDER RIGHTS PLANS

      The Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," which results in no compensation expense being recognized for its stock option plans or its stock purchase plan.

      As required by Statement 123, pro forma information regarding net income and earnings per share has been determined as if the Company had accounted for its stock options under the fair value method. A weighted average fair value of $16.96 for options granted in 1997, $9.63 for those granted in 1996 and $9.78 for those granted in 1995 was estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for option grants in 1997, 1996 and 1995, respectively:

                                                    1997        1996       1995
                                                    ----        ----       ----
Dividend yield                                      2.36%        3.4%       3.4%
Volatility                                          .226        .203       .203
Risk-free interest rate                             5.77%       6.22%      6.22%
Weighted average expected life, in years            6.65        6.75       6.75

      Option valuation models use highly subjective assumptions to determine the fair value of traded options with no vesting or trading restrictions. Because options granted under the Company's Stock Option Plans have vesting requirements and cannot be traded, and because changes in the assumptions can materially affect the fair value estimate, in management's opinion, the existing valuation models do not necessarily provide a reliable measure of the fair value of its employee stock options.

      For purposes of the pro forma disclosures required by Statement 123, the estimated fair value of the options is amortized to expense over the options' vesting period. Statement 123 requires only that the income effects of options granted subsequent to December 31, 1994 be included in the pro forma disclosures. Since a portion of the Company's stock options vest over one- and two-year periods, and additional options are granted each year, the pro forma effect on 1995 and 1996 net income reported below is not representative of the effect of fair value stock option expense on future years' pro forma net income. For purposes of the pro forma disclosures, compensation expense is recognized under the stock purchase plan for the difference in price paid by employees and the fair value of the Company's stock at the date of purchase. The Company's pro forma information follows (in millions, except for per share information):

                                                                    Year Ended December 31,
                                                               --------------------------------
                                                                1997          1996         1995
                                                               -----         -----        -----
Pro forma net income                                           $78.9         $60.5        $64.2
Pro forma earnings per share:
     Basic
         Before cumulative effect of accounting change          2.76          2.00         2.15
         Net earnings                                           2.55          2.00         2.15
     Diluted
         Before cumulative effect of accounting change          2.59          1.89         2.03
         Net earnings                                           2.40          1.89         2.03

      Option Plans - Options granted under the Company's Stock Option Plans are at the fair value at the date of grant. The period during which these options become exercisable ranges from date of grant to two years after date of grant. Unexercised options expire ten years after date of grant. No individual may receive an option if that individual owns (or would own if options were exercised) stock possessing five percent of the voting power or value of all classes of stock of the Company.

      Option activity is summarized as follows:

                                             Number of        Weighted Average
                                               Shares          Price per Share
                                             ----------       ----------------
Outstanding at January 1, 1995                2,564,269            $48.126
     Granted                                    967,688             43.749
     Canceled                                   (40,998)            52.916
     Forfeited                                   (5,006)            44.875
     Exercised                                  (47,730)            21.606
                                              ---------          ---------
Outstanding at December 31, 1995              3,438,223             47.210
     Granted                                    493,841             43.493
     Canceled                                   (44,715)            51.838
     Forfeited                                  (12,727)            44.450
     Exercised                                 (378,120)            39.501
                                              ---------          ---------
Outstanding at December 31, 1996              3,496,502             47.470
     Granted                                    687,425             62.676
     Canceled                                    (8,191)            57.238
     Forfeited                                  (15,773)            50.083
     Exercised                                 (965,542)            44.404
                                              ---------          ---------
Outstanding at December 31, 1997              3,194,421             51.631
                                              =========          =========

Exercisable at December 31, 1997              2,659,399             50.442
                                              =========          =========

      The exercise prices for options outstanding as of December 31, 1997 ranged from $23.375 to $62.75. The options outstanding and exercisable at December 31, 1997 are segregated into groups based on ranges of exercise price below:

                                                                    Wtd. Avg.        Wtd. Avg.
                                                                    Exercise        Remaining
Shares Outstanding at 12/31/97:            Range of Prices            Price            Life
                                         -------------------        --------        ---------
             31,214                       $23.375 - $29.125          $23.688          .47 yrs
            134,494                        33.500 -  39.250           38.517         6.94 yrs
          1,467,208                        40.500 -  49.625           45.065         6.90 yrs
            789,042                        50.250 -  59.813           56.668         4.62 yrs
            772,463                        60.000 -  62.750           62.363         6.56 yrs
          ---------
          3,194,421                       $23.375 - $62.750          $51.631         6.68 yrs
          =========

                                                                    Wtd. Avg.
                                                                     Exercise
Shares Exercisable at 12/31/97:            Range of Prices            Price
                                         ------------------         ---------
             31,214                       $23.375 - $29.125          $23.688
            134,494                        33.500 -  39.250           38.517
          1,325,518                        40.500 -  49.625           45.255
            781,506                        50.250 -  59.813           56.638
            386,667                        60.000 -  62.750           62.007
          ---------
          2,659,399                       $23.375 - $62.750          $50.442
          =========

      At December 31, 1997, the Company had remaining an aggregate of 5,067,205 Common Shares reserved for issuance under its Stock Option Plans.

      Employee Stock Purchase Plan - Effective July 1, 1997, the Company established an Employee Stock Purchase Plan for all employees meeting certain eligibility criteria. Under the Plan, eligible employees may purchase through a series of semiannual offerings, each July and January, shares of the Company's Common Stock, subject to certain limitations. The purchase price of each share is 85 percent of the lesser of its fair market value on the grant date or on the exercise date. The aggregate number of whole shares of Common Stock purchasable under the option shall not exceed 10 percent of the employee's base compensation. At December 31, 1997, 400,000 shares were available for purchase under the plan. Based on the market price of common stock on the exercise date, the Company issued approximately 47,215 shares in January 1998.

      Incentive Plan - The Employee Stock Incentive Plan provides that up to 2,500,000 shares of common stock may be granted through April 13, 2005, at the discretion of the Board of Directors, to key employees and non-employee Directors at no cost to the employees or Directors. The Company granted 81,326 shares and 72,407 shares during 1997 and 1996, respectively, at a weighted average value of $62.64 in 1997 and $43.58 in 1996. Key employees receiving grants are entitled to receive dividends, but assumption of full beneficial ownership is contingent at the time of grant. In the event the employee does not remain in continuous employment for the periods stipulated, the shares are canceled and revert to the Company for reissuance under the Plan.

      The aggregate fair market value of the shares granted under this Plan is considered unearned compensation at the time of grant and compensation is earned ratably over the stipulated period. Compensation cost included in net income is $1.8 million in 1997, $1.9 million in 1996, and $2.5 million in 1995.

      At December 31, 1997, the Company had remaining an aggregate of 488,070 Common Shares available for issuance under its Employee Stock Incentive Plan.

      Common Stock Shareholder Rights Plan - On September 8, 1988, the Board of Directors declared a distribution of one Stock Purchase Right for each Common Share outstanding. Each right will entitle the holder to buy from the Company a unit consisting of one Common Share at an exercise price of $75 per unit. The rights become exercisable ten days after a public announcement that a person or group has acquired 20 percent or more of the Company's Common Shares or has commenced a tender offer for 20 percent or more of the Common Shares. The rights may be redeemed prior to becoming exercisable by action of the Board of Directors at a redemption price of $.01 per right. If more than 20 percent of the Company's Common Shares become held by a beneficial owner, other than pursuant to an offer deemed in the best interests of the shareholders by the Company's independent directors, each right may be exercised for Common Shares, or other property, of the Company having a value of twice the exercise price of each right. If the Company is acquired by any person after the rights become exercisable, each right will entitle its holder to receive common shares of the acquiring company having a market value of twice the exercise price of each right. The rights expire on September 19, 1998.

      In February 1998, the Board of Directors approved a new Shareholder Rights Plan having a 10-year term which expires on September 19, 2008 which provides for the declaration of a distribution of one Share Purchase Right for each Common Share outstanding effective September 19, 1998. The exercise price of each new right will be $250.00. This new plan is substantially the same as the 1988 plan.

10:   EMPLOYEE RETIREMENT PLANS

      The Company has defined benefit plans to provide pension benefits to substantially all of its U.S. employees and for employees of several non-U.S. operations. The benefits are primarily based on years of service and the employee's final average compensation. The Company's funding policy is to contribute an amount annually based upon actuarial and economic assumptions designed to achieve adequate funding of projected benefit obligations. Plan assets are principally invested in listed common stocks, bonds and common trust funds.

U.S. Plans

      The salary scale assumption is graded by age with an underlying inflation assumption of 4% for U.S. plans. Other primary assumptions used to develop the Company's U.S. net periodic pension expense and the actuarial present value of the benefit obligations are as follows:

                                                  1997                1996                1995
                                                  ----                ----                ----
Discount rate                                    7.25%                 7.5%                7.0%
Long-term rate of return on plan assets           9.5%                9.25%               9.25%

      Net periodic pension expense for the Company's U.S. defined benefit plans consists of the following (in millions):

                                            1997           1996          1995
                                          ---------      ---------      -------
Service cost                              $     7.3      $     7.6      $   5.5
Interest cost                                  14.0           12.8         11.4
Return on plan assets                         (37.0)         (27.1)       (31.2)
Net amortization and deferral                  22.8           14.8         20.1
                                          ---------      ---------      -------
Net periodic pension expense              $     7.1      $     8.1      $   5.8
                                          =========      =========      =======

      The following table sets forth the actuarial present value of benefit obligations and funded status at December 31 for the Company's U.S. plans (in millions):

                                                                        1997                1996
                                                                       -------            --------
Actuarial present value of benefit obligations:
     Vested benefits                                                   $(168.6)            $(148.4)
     Nonvested benefits                                                   (9.0)               (8.5)
                                                                       -------            --------
     Accumulated benefit obligation                                     (177.6)             (156.9)
     Effect of projected future salary increases                         (27.9)              (25.1)
                                                                       -------            --------
Projected benefit obligation                                            (205.5)             (182.0)
Plan assets at fair value                                                205.3               176.4
                                                                       -------            --------
Projected benefit obligation in excess of plan assets                     (0.2)               (5.6)
Unrecognized net gain                                                    (36.7)              (25.6)
Unrecognized prior service cost                                            5.2                 6.0
Other                                                                     (2.8)               (2.3)
                                                                       -------            --------
Net pension liability included in the Consolidated Balance Sheets     $  (34.5)           $  (27.5)
                                                                      ========            ========

Non-U.S. Plans

      Primary assumptions used to develop the Company's non-U.S. net periodic pension expense and the actuarial present value of the benefit obligations are as follows:

                                                1997                 1996             1995
                                                ----                 ----             ----
Salary increase                               3.0-6.5%             3.0-7.0%         4.0-6.5%
Discount rate                                 6.0-8.5%             6.0-9.0%         6.5-8.5%
Long-term rate of return on plan assets       6.0-9.0%             6.0-9.0%         7.0-9.0%

      Net periodic pension expense for the Company's non-U.S. defined benefit plans consists of the following (in millions):

                                             1997           1996           1995
                                          -------        -------        -------
Service cost                              $   3.2        $   2.2        $   1.3
Interest cost                                 4.5            2.8            1.6
Return on plan assets                        (4.6)          (2.8)          (2.1)
Net amortization and deferral                  --             --            0.5
                                          -------        -------        -------
Net periodic pension expense              $   3.1        $   2.2        $   1.3
                                          =======        =======        =======

      The following table sets forth the actuarial present value of benefit obligations and funded status at December 31 for the Company's non-U.S. plans (in millions):

                                                                    Assets Exceed                 Accumulated
                                                                     Accumulated                 Benefits Ex-
                                                                       Benefits                   ceed Assets
                                                                ---------------------        ----------------------
                                                                  1997         1996            1997           1996
                                                                --------     --------        --------     ---------
Actuarial present value of benefit obligations:
     Vested benefits                                             $ (40.7)     $ (32.4)       $   (4.5)     $   (8.3)
     Nonvested benefits                                             (4.5)        (3.6)           (3.3)           --
                                                                --------     --------        --------     ---------
     Accumulated benefit obligation                                (45.2)       (36.0)           (7.8)         (8.3)
     Effect of projected future salary increases                   (13.8)       (14.7)           (4.2)         (2.6)
                                                                --------     --------        --------     ---------
Projected benefit obligation                                       (59.0)       (50.7)          (12.0)        (10.9)
Plan assets at fair value                                           62.6         55.9             1.7           1.7
                                                                --------     --------        --------     ---------
Projected benefit obligation in excess of plan assets                3.6          5.2           (10.3)         (9.2)
Unrecognized net gain                                               (1.3)        (2.6)            0.8          (0.1)
Unrecognized prior service cost                                       --           --             0.3           0.4
Other                                                                1.3          1.5              --           0.1
                                                                --------     --------        --------     ---------
Net pension asset (liability) included in the
  Consolidated Balance Sheets                                   $    3.6     $    4.1        $   (9.2)    $    (8.8)
                                                                ========     ========        ========     =========

11:   POSTRETIREMENT BENEFITS

      The Company pays limited medical and dental insurance premiums on behalf of certain early retirees as well as providing a small life insurance benefit for certain retirees.

      Employee benefit plans at December 31, 1997 and 1996 include $8.5 million and $7.8 million, respectively, representing the actuarially determined liability for these benefits. The actuarially determined expense was $1.7 million, $1.5 million and $1.1 million in 1997, 1996 and 1995, respectively.

12:   INTEGRATION/RESTRUCTURING

      To achieve reductions in operating costs and to integrate the operations of the former Betz Laboratories, Inc. (Betz) and the former Dearborn business (Dearborn), the Company has incurred incremental and non-recurring expenses that are reported as Integration/Restructuring operating expenses.

      Integration expenses are incremental and non-recurring costs necessary to integrate Dearborn and Betz. Integration expenses amounted to $16.6 million and $20.4 million for 1997 and 1996, respectively. These expenses are associated with the activities of integration teams responsible for merging the two companies for the benefit of future operations and include items such as consulting and legal fees, integration bonuses, training, travel and Betz employee relocation expenses. These costs are expensed as incurred. Such integration activities were completed in 1997.

      The provision for restructuring is for estimated exit costs associated with the decisions to close Betz facilities and severance costs for Betz employees. These costs are accrued when the decisions are made and announced and exit costs can be reasonably estimated. A $9.6 million provision for restructuring, net of the 1995 provision reversal noted below, was recorded in 1996 for the closure of Betz facilities and the severance of Betz employees located throughout the world. Additionally, $26.0 million and $12.8 million restructuring provisions for the closure of Dearborn facilities and severance and relocation costs for worldwide Dearborn employees were also recorded in 1996 and 1997, respectively, which are part of the overall purchase price allocation. These combined actions include employee termination benefits for approximately 550 technical, production, administrative and support employees, as well as office consolidations and asset dispositions. All restructuring plans were completed in 1997.

      In connection with the Dearborn acquisition and restructuring decisions, at December 31, 1997, approximately $11.9 million of assets are held for sale. These assets, included in property, plant and equipment, are primarily production facilities of Dearborn. The Company estimates it will complete the sale of such facilities by 1999.

      The $15.6 million provision for restructuring recorded in 1995 was for a series of actions to reduce operating costs. The provision included the writedown associated with the closure of two blending plants and other asset dispositions, and employee termination benefits covering approximately 150 technical, production, administrative and support employees located primarily in the United States. As a result of the completion of these restructuring actions, $3.5 million of the 1995 restructuring provision was reversed in 1996. The lower than anticipated cost resulted from fewer than planned terminations and higher than planned attrition, along with lower than estimated losses on the closure of a blending plant.

      A reconciliation of activity with respect to the restructuring accruals is as follows (in millions):

                                                        1997             1996
                                                       ------           ------
Balance at beginning of year                           $ 30.9           $  7.5

Provision:
   Included in Goodwill (see Note 2)                     12.8             26.0
   Charged to Consolidated Statements of
    Operations - net                                     (1.0)             9.6

Cash Payments                                           (23.5)           (11.4)
Noncash - Fixed asset writedowns and
    foreign exchange translation                         (3.3)            (0.8)
                                                       ------           ------
Balance at end of year                                 $ 15.9           $ 30.9
                                                       ======           ======

The remaining reserve at December 31, 1997 is expected to be sufficient to complete these actions. Cash flows from operations and available financing sources are expected to be sufficient to meet restructuring liabilities.

13:   QUARTERLY FINANCIAL INFORMATION (unaudited)

      The following is a summary of quarterly financial information for the years ended December 31, 1997 and 1996 (in millions, except for per share data):

                                                                1997 Quarter Ended
                                                -----------------------------------------------------
                                                March 31     June 30     September 30     December 31
                                                --------     -------     ------------     -----------
Net Sales                                       $ 306.4      $ 322.4        $ 331.8         $ 334.2
Gross Profit                                      184.2        193.5          199.0           199.4
Earnings Before Income Taxes
     and Cumulative Effect of
     Accounting Change (Note 1)                    28.8         32.8           41.4            39.9
Earnings Before
     Cumulative Effect of
     Accounting Change                             18.6         21.1           26.7            25.8
Net Earnings                                       18.6         21.1           26.7            19.8

Net Earnings Per Common Share:
     Basic
        Before Cumulative Effect
            of Accounting Change                    .61          .69            .88             .84
        Net Earnings                                .61          .69            .88             .63
     Diluted
        Before Cumulative Effect
            of Accounting Change                    .57          .64            .81             .78
        Net Earnings                                .57          .64            .81             .59

Cash Dividends Declared
     Per Common Share                              .375         .375            .38             .38

Common Share Market
     Prices:
        High Price                               67-1/4       67-3/8             71          70-1/8
        Low Price                                55-1/4       61-1/4       59-11/16        57-11/16

                                                                  1996 Quarter Ended
                                                -------------------------------------------------------
                                                March 31      June 30       September 30    December 31
                                                --------      -------       ------------    -----------
Net Sales                                       $ 199.5       $ 210.1         $ 304.2           $ 323.2
Gross Profit                                      122.6         129.3           183.8             192.0
Earnings Before Income Taxes
     and Cumulative Effect of
     Accounting Change (Note 1)                    31.5          34.9            16.3              17.0
Earnings Before
     Cumulative Effect of
     Accounting Change                             19.7          22.3            10.9              11.4
Net Earnings                                       19.7          22.3            10.9              11.4

Net Earnings Per Common Share:
     Basic
        Before Cumulative Effect
            of Accounting Change                    .67           .76             .34               .36
        Net Earnings                                .67           .76             .34               .36
     Diluted
        Before Cumulative Effect
            of Accounting Change                    .62           .71             .34               .34
        Net Earnings                                .62           .71             .34               .34

Cash Dividends Declared
     Per Common Share                               .37           .37             .375             .375

Common Share Market
     Prices:
        High Price                               47-1/4            48           53-1/2           60-1/8
        Low Price                                40-1/8        41-3/4           43-1/8               50

      The 1996 and first three quarters of 1997 earnings per share amounts have been restated to comply with Statement of Financial Accounting Standards No. 128, "Earnings per Share." The common stock of the Company is traded on the New York Stock Exchange under the symbol BTL. The approximate number of record holders of Common Shares as of January 30, 1998, was 3,466.

BETZDEARBORN  INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In millions, except per share amounts)

                                                     Six Months Ended
                                                         June 30,
                                                ------------------------
                                                   1998           1997
                                                ---------      ---------
Net Sales                                       $   619.3      $   628.8

Operating Costs and Expenses:
     Cost of products sold                          254.3          251.1
     Selling, research and administrative           292.6          277.7
     Integration/restructuring                        -             15.3
                                                ---------      ---------
                                                    546.9          544.1


OPERATING EARNINGS                                   72.4           84.7

Other Income (Expense):
     Interest                                       (19.7)         (23.0)
     Investment and other                            (0.2)          (0.2)
                                                ---------      ---------
                                                    (19.9)         (23.2)
                                                ---------      ---------
EARNINGS BEFORE INCOME TAXES                         52.5           61.5
     Income Taxes                                    18.6           21.8
                                                ---------      ---------

NET EARNINGS                                    $    33.9      $    39.7
                                                =========      =========
Net earnings per Common Share:
     Basic                                      $    1.06      $    1.30
                                                =========      =========
     Diluted                                    $    1.01      $    1.21
                                                =========      =========
Cash dividends declared per Common Share        $     .76      $     .75
                                                =========      =========
Average number of Common Shares:
     Basic                                           29.4           28.5
                                                =========      =========
     Diluted                                         32.4           31.8
                                                =========      =========


See notes to consolidated financial statements.

BETZDEARBORN INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

                                                                June 30,   December 31,
                                                                 1998          1997
                                                              ----------   ------------
                                                              (unaudited)
ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                $     22.7    $     36.9
     Trade accounts receivable, less allowances:
        1998 -- $7.0; 1997 -- $7.2                                 272.9         293.0

     Inventories:
        Finished products and goods purchased for resale            48.1          49.2
        Raw materials                                               47.6          45.1
                                                              ----------    ----------
                                                                    95.7          94.3

     Income taxes                                                   20.5          19.6
     Prepaid expenses and other                                     29.6          36.2
                                                              ----------    ----------
TOTAL CURRENT ASSETS                                               441.4         480.0


PROPERTY, PLANT AND EQUIPMENT -- at cost
     Land                                                           50.3          48.9
     Buildings                                                     194.6         199.0
     Machinery and equipment                                       578.6         562.4
     Construction in progress                                       38.6          15.8
                                                              ----------    ----------
                                                                   862.1         826.1
     Less allowance for depreciation                              (453.5)       (424.3)
                                                              ----------    ----------
                                                                   408.6         401.8

OTHER ASSETS
     Investments and other                                          20.9          22.8
     Goodwill -- net of accumulated amortization:
        1998 -- $23.7; 1997 -- $17.8                               441.8         447.7
     Other intangibles -- net of accumulated amortization:
        1998 -- $10.2; 1997 -- $8.8                                 80.4          81.3
                                                              ----------    ----------
                                                                   543.1         551.8
                                                              ----------    ----------
TOTAL ASSETS                                                  $  1,393.1    $  1,433.6
                                                              ==========    ==========

BETZDEARBORN INC.
CONSOLIDATED BALANCE SHEETS (Continued)
(In millions, except share amounts)

                                                                             June 30,      December 31,
                                                                               1998            1997
                                                                            ----------     ------------
                                                                            (unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Trade accounts payable                                                 $     64.6      $     77.7
     Payroll and related taxes                                                    34.9            47.7
     Notes payable                                                                 4.7            26.6
     Accrued restructuring costs                                                  12.0            15.9
     Other accrued liabilities                                                    38.7            43.7
     Income taxes                                                                  6.8             7.4
     Dividends payable                                                            11.3            11.2
     Current portion of long-term debt                                             1.3             1.3
                                                                            ----------      ----------
TOTAL CURRENT LIABILITIES                                                        174.3           231.5

LONG-TERM DEBT -- less portion classified as current                             680.1           678.2

OTHER LONG-TERM LIABILITIES
     Income taxes                                                                 16.4            14.3
     Employee benefit plans                                                       57.4            54.5
     Other                                                                         4.1             2.7
                                                                            ----------      ----------
                                                                                  77.9            71.5
SHAREHOLDERS' EQUITY
     Preferred shares, $.10 par value: authorized 1,000,000 shares;
        issued 1998 -- 471,751 shares; 1997 -- 475,371 shares                     94.4            95.0
     Guarantee of related ESOP debt                                              (88.0)          (88.6)
     Common shares, $.10 par value: authorized -- 250,000,000 shares;
        issued 1998 -- 33,630,831 shares; 1997 -- 33,631,330 shares                3.4             3.4
     Capital in excess of par value of shares                                    135.8           131.6
     Retained earnings                                                           508.7           501.1
     Cost of common shares in treasury: 1998 -- 3,976,208 shares;
        1997 -- 4,181,807 shares                                                (149.2)         (155.0)
     Unearned compensation                                                        (4.6)           (3.9)
     Foreign currency translation adjustments                                    (39.7)          (31.2)
                                                                            ----------      ----------
TOTAL SHAREHOLDERS' EQUITY                                                       460.8           452.4
                                                                            ----------      ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $  1,393.1      $  1,433.6
                                                                            ==========      ==========


See notes to consolidated financial statements.

BETZDEARBORN INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In millions)

                                                                                 Six Months Ended
                                                                                     June 30,
                                                                               --------------------
                                                                                1998         1997
                                                                               -------      -------
OPERATING ACTIVITIES
     Net earnings                                                              $  33.9      $  39.7
     Adjustments to reconcile net earnings to
        net cash provided by operating activities:
            Depreciation                                                          33.2         32.8
            Amortization                                                           7.9          7.5
            Compensation and employee benefit plans                                4.6          5.4
            Changes in operating assets and liabilities, net of business acquisitions:
                   Accounts receivable                                            17.6        (41.9)
                   Inventories                                                    (2.8)        (9.0)
                   Prepaid expenses and other                                      5.1         (6.2)
                   Accounts payable and accrued expenses                         (28.7)       (16.2)
                                                                               -------      -------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                         70.8         12.1

INVESTING ACTIVITIES
     Expenditures for property, plant and equipment                              (46.0)       (30.8)
     Proceeds from sales of long-term assets                                       3.2          6.0
     Purchases of businesses and long-term investments                            (3.5)         0.2
     Other, net                                                                    -           (1.0)
                                                                               -------      -------
NET CASH USED IN INVESTING ACTIVITIES                                            (46.3)       (25.6)

FINANCING ACTIVITIES
     Borrowings under credit facilities                                            5.8          9.8
     Net short-term repayments                                                   (21.8)         -
     Dividends paid                                                              (26.3)       (25.2)
     Proceeds from issuance of common shares,
        including treasury shares                                                  5.4         29.5
                                                                               -------      -------

NET CASH (USED IN)/PROVIDED BY FINANCING ACTIVITIES                              (36.9)        14.1
     Effect of exchange rate changes on cash                                      (1.8)        (1.6)
                                                                               -------      -------

DECREASE IN CASH AND CASH EQUIVALENTS                                            (14.2)        (1.0)
     Cash and Cash Equivalents at Beginning of Year                               36.9         38.2
                                                                               -------      -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                     $  22.7      $  37.2
                                                                               =======      =======


See notes to consolidated financial statements.

BETZDEARBORN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
JUNE 30, 1998 AND 1997

Note 1 - Basis of Presentation

     The accompanying unaudited consolidated financial statements of BetzDearborn Inc. (the "Company") for the six-month periods ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Certain amounts in the financial statements for the year ended December 31, 1997 have been reclassified to conform with 1998 classifications. Operating results for the six-month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the audited consolidated financial statements and footnotes thereto of the Company included elsewhere in this Registration Statement and Prospectus of Hercules Incorporated and Hercules Trust I, Hercules Trust II, Hercules Trust III, and Hercules Trust IV.

     The Company is required starting in 1998 to report information about comprehensive income in its annual and interim financial statements. Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income," requires companies to disclose in their annual reports the total, as well as the components, of comprehensive income and in their interim reports the total amount. The Company's components of comprehensive income are net income and foreign currency translation adjustments which totaled to a gain of $25.4 million and $10.5 million for the first six months of 1998 and 1997, respectively.

     In the fourth quarter of 1997, the Company changed its method of accounting for business process reengineering costs incurred in connection with its ongoing major project that combines business process reengineering and information technology transformation. This accounting change was mandated by the consensus position of the Financial Accounting Standards Board's Emerging Issues Task Force (Issue No. 97-13). Effective October 1, 1997, the Company's policy is that all such costs are expensed as incurred, whereas previously such costs were capitalized and amortized subsequently. In the fourth quarter of 1997, business process reengineering costs capitalized through September 30, 1997 were written off as a cumulative-effect-type adjustment.

Note 2 - Common Shares Reserved for Stock Plans

     At June 30, 1998, 4,986,186 and 425,599 Common Shares were reserved for possible issuance pursuant to the exercise of stock options and grants under the Company's Stock Option and Incentive Plans, respectively. An additional 352,785 Common Shares were reserved for purchase through payroll deductions under the terms of the Employee Stock Purchase Plan. Further, 2,639,000 Common Shares were reserved for possible conversion of the Series A ESOP Convertible preferred stock.

Note 3 - Earnings per Share

     In compliance with Financial Accounting Standards Board Statement No. 128, "Earnings per Share," the Company has changed its method of computing earnings per share and has restated the prior year to conform to the new requirements. Basic and diluted earnings per share as calculated under Statement 128 are as follows (in millions, except per share amounts):

BETZDEARBORN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
JUNE 30, 1998 AND 1997

                                                                Six months ended
                                                             June  30,     June 30,
                                                             --------      --------
                                                               1998          1997
                                                             --------      --------
Basic Earnings per Share:
     Net earnings                                            $   33.9      $   39.7
     Effect of preferred stock dividends, net of taxes           (2.8)         (2.8)
                                                             --------      --------
     Net earnings available to common shareholders           $   31.1      $   36.9
                                                             ========      ========
   Average Common Shares outstanding - basic                     29.4          28.5
                                                             ========      ========
   Basic Earnings per Common Share                           $   1.06      $   1.30
                                                             ========      ========
Diluted Earnings per Share:
     Net earnings                                            $   33.9      $   39.7
     Effect of ESOP charge to operations assuming
         conversion of Series A ESOP Convertible
         Preferred Shares, net of taxes                          (1.4)         (1.3)
                                                             --------      --------
     Net earnings available to common shareholders           $   32.5      $   38.4
                                                             ========      ========

   Average Common Shares outstanding - basic                     29.4          28.5
   Effect of dilutive securities:
     Contingently issuable shares                                 0.2           0.1
     Employee stock options                                       0.2           0.5
     Assumed conversion of Series A ESOP Convertible
         Preferred Shares                                         2.6           2.7
                                                             --------      --------
   Average Common Shares outstanding - diluted                   32.4          31.8
                                                             ========      ========
   Diluted Earnings per Common Share                         $   1.01      $   1.21
                                                             ========      ========

Note 4 - Pending Accounting Changes

In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is required to be adopted for fiscal years beginning after December 15, 1997. Statement 131 will require the Company to disclose revenues and other financial information pertaining to the business segments by which the Company is managed, as well as the factors management used to determine these segments. The Company is currently evaluating the requirements of Statement 131 to determine how to present the required information in its financial statements and expects to implement this statement in the fourth quarter of 1998.

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued by the Financial Accounting Standards Board in June 1998. The Standard will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The change in a derivative's fair value related to the ineffective portion of a hedge, if any, will be immediately recognized in earnings. The Company expects to adopt this Standard on or before the beginning of its fiscal year 2000. The effect of adopting the Standard is currently being evaluated, but is not expected to have a material effect on the Company's financial position or results of operations.


Note 5 - Subsequent Event - Hercules Merger Agreement

     On July 30, 1998, the Company and Hercules Incorporated ("Hercules") announced that they had entered into an Agreement and Plan of Merger, dated as of July 30, 1998 (the "Merger Agreement"), pursuant to which a wholly owned subsidiary of Hercules would be merged with and into the Company (the
"Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Hercules. In the Merger, all of the Company's Common Shares (including Company Common Shares received upon conversion of the Company's Series A
ESOP Convertible Preferred Shares) would be converted into the right to receive $72 per share in cash. In addition, outstanding employee stock options would be cashed out in the Merger. As a result of the Merger, Hercules will assume all of the Company's outstanding debt, which is estimated to be approximately $700 million. The Merger is subject to certain conditions, including

BETZDEARBORN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
JUNE 30, 1998 AND 1997

approval of the Merger Agreement and the Merger by the Company's shareholders, and receipt of regulatory approvals. The Merger is currently expected to be consummated on or about October 15, 1998.

                  (b)      Pro Forma Financial Information


Hercules Incorporated
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Financial Statements reflect the acquisition by merger of all of the outstanding equity securities of BetzDearborn Inc. ("BetzDearborn") by Hercules Incorporated ("Hercules").

The following Unaudited Pro Forma Financial Statements are attached to this report:


Unaudited Pro Forma Condensed Combined Balance Sheet
at June 30, 1998........................................................    PF-2

Unaudited Pro Forma Condensed Combined Statement of
Income for the year ended December 31, 1997.............................    PF-3

Unaudited Pro Forma Condensed Combined Statement of
Income for the six months ended June 30, 1998...........................    PF-4

Notes to Unaudited Pro Forma Condensed Combined
Financial Statements....................................................    PF-5



The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the acquisition as if it had occurred on June 30, 1998. The Unaudited Pro Forma Condensed Combined Statements of Income for the year ended December 31, 1997 and for the six months ended June 30, 1998 reflect the acquisition as if it had occurred at the beginning of the year ended December 31, 1997. The pro forma information is based on the historical financial statements of Hercules and BetzDearborn after giving effect to the acquisition using the purchase method of accounting. Under this method of accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, the excess of the purchase price over the book value of the net assets of BetzDearborn has been recorded as goodwill. The actual allocation of the purchase price will be determined within a reasonable time after consummation of such transaction and will be based on a complete evaluation of the assets acquired and liabilities assumed. Accordingly, the information presented herein may differ from the final purchase price allocation. The Unaudited Pro Forma Condensed Combined Financial Statements also reflect assumptions and adjustments deemed appropriate by Hercules, which are described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements. Cost savings benefits from synergies to be derived from the acquisition, which may be significant, are not reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to be indicative of Hercules' financial position or results of operations had the acquisition actually occurred on the dates presented nor is it necessarily indicative of Hercules' future financial position or future operating results. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the separate audited historical consolidated financial statements of Hercules and the notes thereto set forth in Hercules' 1997 Annual Report on Form 10-K and the unaudited financial statements of Hercules for the periods ended March 31, 1998 and June 30, 1998, as set forth in its Quarterly Reports on Form 10-Q for these periods, and the historical consolidated financial statements of BetzDearborn and the notes thereto which are included in this Current Report on Form 8-K.

In the opinion of Hercules' management, subject to finalization of the purchase price allocation, all adjustments have been made that are necessary to present fairly the pro forma data.

                              HERCULES INCORPORATED
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  JUNE 30, 1998
                                  (IN MILLIONS)


                                                                           PRO FORMA        PRO FORMA
                                            HERCULES     BETZDEARBORN     ADJUSTMENTS        COMBINED
ASSETS

Current Assets:

Cash and Cash Equivalents                   $     32       $     23                          $     55
Accounts and notes receivable, net               420            273                               693
Inventories                                      267             96                               363
Income Taxes                                      49             20                                69
Other Current Assets/Prepaid Expenses              0             29                                29
                                            ---------------------------------------------------------
Total Current Assets                             768            441                             1,209

Property, Plant, and Equipment, net              725            409                             1,134

Investments and other                            602             21                               623
Other Assets                                     555            522       $  1,826 (A)          2,963
                                                                                60 (B)
                                            ---------------------------------------------------------
Total Assets                                $  2,650       $  1,393       $  1,886           $  5,929
                                               =====          =====          =====              =====

LIABILITIES

Current Liabilities:

Short-term Debt                             $    474       $      6       $   (480)(C)       $      0
Accounts Payable                                 128             65                               193
Accrued expenses                                 352             96             25 (A)            473
Income taxes payable                              80              7                                87
                                            ---------------------------------------------------------
Total Current Liabilities                      1,034            174           (455)               753

Long-Term Debt                                   461            680          2,269 (D)          3,890
                                                                               480 (C)
Accrued Postretirement Benefits                  338             57                               395
Deferred Income Taxes                            169             17                               186
Other Liabilities/ Deferred Credits                0              4                                 4


SHAREHOLDERS' EQUITY                             648            461           (461)(A)            701
                                                                                53 (E)
                                            ---------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $  2,650       $  1,393       $  1,886           $  5,929
                                               =====          =====          =====              =====



The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

                              HERCULES INCORPORATED
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                     PRO FORMA          PRO FORMA
                                                  HERCULES       BETZDEARBORN       ADJUSTMENTS         COMBINED
Net sales                                         $  1,866         $  1,295                             $  3,161


Cost of sales                                        1,169              519                                1,688


Selling, general and administrative expenses           251              531           $    57 (F)            828
                                                                                          (11)(G)
Research and development                                53               39                                   92

Other operating expenses (income), net                 165               16                                  181
                                                  --------         --------           -------           --------
Profit from operations                                 228              190               (46)               372

Equity in income of affiliated companies                30                -                                   30

Interest and debt expense                               39               46               187 (H)            272

Other income (expense), net                            374               (1)                                 373
                                                  --------         --------           -------           --------
Income before income taxes and effect of
change in accounting principle                         593              143              (233)               503


Income tax expense (benefit)                           269               51               (66)(I)            254
                                                  --------         --------           -------           --------

Income before effect of change in accounting
principle                                         $    324         $     92           $  (167)          $    249
                                                  ========         ========           =======           ========

Basic earnings per common share before effect
of change in accounting principle                $   3.27                                              $   2.34

Diluted earnings per common share before effect
of change in accounting principle                $   3.18                                              $   2.30

Average common shares outstanding - basic             99.2                                                 106.2

Average common shares outstanding - diluted          102.4                                                 109.4


The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

                              HERCULES INCORPORATED
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                PRO FORMA         PRO FORMA
                                               HERCULES     BETZDEARBORN       ADJUSTMENTS         COMBINED
Net sales                                      $    875       $    619                             $  1,494

Cost of sales                                       529            254                                  783


Selling, general and administrative expenses        129            271          $     28 (F)            422
                                                                                      (6)(G)
Research and development                             25             21                                   46

Other operating expenses (income), net               (3)             0                                   (3)
                                               --------       --------          --------           --------
Profit from operations                              195             73               (28)               240

Equity in income of affiliated companies             10              0                                   10

Interest and debt expense                            24             20                92 (H)            136

Other income (expense), net                         (28)             0                                  (28)
                                               --------       --------          --------           --------
Income before income taxes                          153             53              (120)                86

Income tax expense (benefit)                         51             19               (32)(I)             38
                                               --------       --------          --------           --------

Net Income                                     $    102       $     34          $    (88)          $     48
                                               ========       ========          ========           ========

Basic earnings per common share                $   1.07                                            $   0.47

Diluted earnings per common share              $   1.06                                            $   0.46

Average common shares outstanding - basic          95.3                                               102.3

Average common shares outstanding - diluted        96.7                                               103.7


The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

                              HERCULES INCORPORATED
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                     (IN MILLIONS, EXCEPT PER SHARE DATA)



A) The aggregate purchase price as determined by the offer price of $72 per share is approximately $2,400, plus estimated direct acquisition costs of $25 and assumed debt of $680. The excess of the purchase price over the book value of the BetzDearborn net assets of $461, plus the fair value of the unearned ESOP compensation of $138 (see footnote J) is $1,826. This amount has been allocated to goodwill ($2,400 + $25 - ($461 + $138)).

B) To record estimated debt issuance costs of $60 which will be capitalized.

C) To record refinancing of short term debt of $480 as long term debt.

D) To record debt to finance the purchase price of $2,400, plus estimated debt issuance costs of $60, less estimated proceeds from the ESOP purchase of Hercules common stock of $191 (see footnote J).

E) To record additional equity resulting from the purchase of Hercules common stock by the ESOP. This amount is equal to the total estimated proceeds of $191 from the sale of Hercules shares to the ESOP less unearned compensation of $138, representing unallocated shares (see footnote J).

F) To record amortization of goodwill of $2,268 ($1,826 of incremental goodwill, plus $442 of pre-existing goodwill) over its estimated useful life of 40 years.

G) To eliminate historical goodwill amortization of BetzDearborn.

H) To record interest expense on incremental debt of $3,445 (including refinanced debt of $1,176) at an assumed interest rate of 7.00%, the approximate borrowing rate for Hercules, plus amortization of debt issuance costs of $3 and $1.5 for the periods ended December 31, 1997 and June 30, 1998, respectively.

I) To record the tax effect of the pro forma adjustments at the statutory rate of 35% for the periods presented. The amortization of goodwill is substantially non-deductible and accordingly has not been tax affected.

J) Under the terms of the merger between Hercules and BetzDearborn, the shares in the BetzDearborn ESOP were automatically converted into common shares of BetzDearborn immediately prior to the merger. Upon consummation of the merger, the ESOP utilized the cash proceeds from the sale of BetzDearborn stock at $72 per share to purchase Hercules common shares. This treatment was applied to allocated and unallocated shares. The value of the allocated shares was approximately $53 and the value of the unallocated shares was approximately $138. For the EPS calculations, the total approximate amount of 7 million ESOP shares (allocated and unallocated) are considered outstanding.

                  (c)      Exhibits

                           2.1 Agreement and Plan of Merger, dated as of July 30, 1998, among Hercules Incorporated, Water Acquisition Co. and BetzDearborn Inc. (previously filed with the Commission on July 30, 1998 as Exhibit 2.1 to the Current Report on Form 8-K of BetzDearborn, Commission File No. 001-11558, and incorporated by reference herein).

                           10.1 Credit Agreement, dated October 15, 1998, by and among Hercules Incorporated, NationsBank, N.A., as Administrative Agent and the lenders party thereto.

                           99.1 Press Release, dated October 15, 1998, of Hercules Incorporated.

                           99.2 Press Release, dated October 19, 1998, of Hercules Incorporated.

                           99.3 Item 1. Description of Business included on pages 2 through 8 and Pending Legal Proceedings included on pages 12 through 13 in the Annual Report on Form 10-K of BetzDearborn for the fiscal year ended December 31, 1997 (previously filed with the Commission on March 9, 1998, as amended on March 30, 1998, Commission File No. 000-2085, and incorporated by reference herein) and Part II, Item 1, Legal Proceedings included on Form 10-Q of BetzDearborn, for the quarter ended March 31, 1998 (previously filed with the Commission on May 15, 1998, Commission File No. 000-2085, and incorporated herein by reference).

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                HERCULES INCORPORATED


                                                By: /s/ Israel J. Floyd
                                                    ____________________
October 29, 1998                                    Israel J. Floyd
                                                    Corporate Secretary

                                  EXHIBIT INDEX



Number                     Exhibit
------                     -------

2.1 Agreement and Plan of Merger, dated as of July 30, 1998, among Hercules Incorporated, Water Acquisition Co. and BetzDearborn Inc. (previously filed with the Commission on July 30, 1998 as Exhibit 2.1 to the Current Report on Form 8-K of BetzDearborn, Commission File No. 001-11558, and incorporated by reference herein).

10.1 Credit Agreement, dated October 15, 1998, by and among Hercules Incorporated, NationsBank, N.A., as Administrative Agent and the lenders party thereto.

99.1                       Press Release, dated October 15, 1998, of Hercules
                           Incorporated.

99.2                       Press Release, dated October 19, 1998, of Hercules
                           Incorporated.

99.3 Item 1. Description of Business included on pages 2 through 8 and Pending Legal Proceedings included on pages 12 through 13 in the Annual Report on Form 10-K of BetzDearborn for the fiscal year ended December 31, 1997 (previously filed with the Commission on March 9, 1998, as amended on March 30, 1998, Commission File No. 000-2085, and incorporated by reference herein) and Part II, Item 1, Legal Proceedings included on Form 10-Q of BetzDearborn, for the quarter ended March 31, 1998 (previously filed with the Commission on May 15, 1998, Commission File No. 000-2085, and incorporated herein by reference).